SEVERANCE AND GENERAL RELEASE AGREEMENT
This Severance and General Release Agreement ("Agreement"), made this 6th day of May 2026, by and between Ron Menezes, an individual (“Employee”), and Hydrafacial LLC, a California limited liability company, and SkinHealth Systems Inc., a Delaware corporation (Hydrafacial LLC and SkinHealth Systems, Inc. are collectively referred to as “SkinHealth Systems” or the “Company”), is a severance agreement which includes a general release of claims. Employee and Company may collectively be referred to herein as the “Parties”, or individually as a “Party”.
RECITALS
WHEREAS, the Company and Employee have agreed that Employee's employment with the Company will end on May 6, 2026, but that certain severance payments will be paid provided the Employee abides by the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Employee and the Company agree as follows:
1.Separation Date. Employee's position with the Company will terminate effective May 6, 2026 (the “Separation Date”).
2.Wages and Other Compensation. On the Separation Date, SkinHealth Systems will pay Employee all earned and unpaid wages due through May 6, 2026, (subject to standard withholding and authorized deductions) without regard to whether Employee signs this Agreement. If Employee was eligible to participate in SkinHealth Systems’ standard paid time off (PTO) program, you will be paid for any accrued PTO as of the Separation Date. Employee will not accrue any vacation or PTO benefits, or other benefits beyond the Separation Date, except as set forth herein. The Parties agree that this Agreement supersedes and replaces any and all employment and compensation agreements (whether written, oral, or implied), including any profit sharing or similar agreements between the Parties. Except as is expressly set forth in this Agreement, Employee’s entitlement to Company benefits will cease as of the Separation Date.
3.Additional Payments Conditioned Upon Release. Conditioned upon Employee executing a Release, the Company agrees to provide Employee with a severance totaling 52 weeks of gross base pay, totaling $463,000.00 (the “Cash Severance”), payable biweekly, less standard withholding and authorized deductions, following Employee’s execution of this Agreement (the “Severance Period”), and paid in accordance with the Company’s regular payroll practice and schedule, provided that Employee has complied, and continues to comply, with the terms of this Agreement. Additionally, provided Employee has executed a Release, has not revoked the Agreement and has complied, and continues to comply, with the terms of this Agreement, the Company shall pay to you a 2026 Pro-Rata Annual Bonus as defined in The Beauty Health Company Amended and Restated Executive Severance Plan, effective March 1, 2024 (“Pro-Rata Bonus”), calculated as a pro-rata amount of the Annual Bonus to which you would have been entitled absent the termination of your employment, based on your employment in 2026 through May 6, 2026. Such Pro-Rata Bonus will be paid when the Annual Bonus (AIP Bonus) is normally paid to employees of the Company in March 2027.
4.Benefits. All Company benefits and insurance will cease on the Separation Date, except for the Employee’s health, dental, and vision benefits (as applicable), which will terminate on the last day of the month in which the Employee’s Separation Date occurs. Commencing on the first day of the month following the Separation Date, the Employee will be eligible to elect to continue his/her benefits under the Company’s group health plans in accordance with the federal law called COBRA and subject to the terms and conditions of this Agreement and governing law. Your rights and obligations with respect to any vested benefits under the Company’s benefit plans will be in accordance with the written terms of those plans and applicable laws.
5.COBRA. The Company will pay a portion of the premium cost, on an after-tax basis, for continued health care coverage in the health benefits plans in which the Employee and his/her dependents, if any,

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are currently enrolled, for a period equal to the number of weeks for which the Employee is receiving Severance Pay. During this period, the Employee timely submits an election to continue premium cost for healthcare coverage that he/she would have paid for that same level of coverage as an Employee immediately prior to the Separation Date, and the Company will pay the balance of the premium cost. The Employee will be billed for Employee’s premium contribution amount directly from the Company’s COBRA provider and Employee will be responsible for submitting payment directly to the COBRA provider. The COBRA period during which premiums are partially paid by the Company shall be part of Employee’s 18-month eligibility period under COBRA (or such longer period for which Employee may be deemed eligible under COBRA). After the subsidized COBRA period is complete, Employee will be solely responsible to pay all premiums for continued healthcare coverage if Employee wishes to continue healthcare coverage under COBRA.
6.Waiver and Release
a.Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee, Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, as well as its subsidiaries and all affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or Employee has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with Employee’s employment relationship with the Company, or Employee’s separation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement. Nothing in the foregoing or this Agreement prevents, prohibits, or restricts Employee from filing a claim for unemployment compensation, for workers’ compensation benefits or filing a charge, complaint, or report with, communicating with, or participating in any investigation or proceeding conducted by any federal, state, or local government agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other administrative agency. However, Employee acknowledges and agrees that, to the maximum extent permitted by law, Employee waives the right to recover any monetary damages, settlement proceeds, or other individual relief from the Company or the Releasees in connection with any such charge, complaint, or proceeding, except where such waiver is prohibited by law.
b.Employee represents and warrants that Employee has not initiated, filed, or caused to be filed any lawsuit, complaint, charge, action, compliance review, arbitration, or administrative proceeding against any of the Releasees relating to any claim released in this Agreement, except as may have been disclosed to the Company in writing prior to execution of this Agreement. Employee agrees that if Employee has filed any such action that is within Employee’s control to withdraw or dismiss, Employee will take reasonable steps to withdraw or dismiss such action to the extent permitted by law. Employee is currently not aware of any facts that would give rise to a claim for workers’ compensation benefits and is not aware of any work-related injury Employee has suffered. Nothing in this Agreement prohibits

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Employee from filing a charge or participating in an investigation with any government agency as provided herein.
c.It is the intention of Employee in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands, and causes of action, if any, as well as those relating to any other claims, demands, and causes of action hereinabove specified. SECTION 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
d.Employee acknowledges that Employee may hereafter discover claims or facts in addition to or different from those which Employee either now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that Employee understands the significance and consequence of such release and such specific waiver of SECTION 1542.
e.Employee also expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:
i.In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement;
ii.Employee was orally advised and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement; and
iii.Employee was informed that Employee had 45 days within which to consider the Agreement; and
iv.Employee was informed that Employee had 7 days following the date of execution of the Agreement in which to revoke the Agreement, and the Agreement will not be effective or enforceable until the revocation period has expired.
7.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act 29 U.S.C. sec. 626 (f). Employee is advised to consult with an attorney prior to executing this Agreement. This Agreement does not waive or release any rights after execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of the waiver and release of claims set forth herein.
8.Proprietary Information. Employee acknowledges that by reason of Employee’s position with the Company, the Employee has been given access to marketing lists, lists of customers, employee information (including compensation information) marketing plans, strategic business projections and plans and similar confidential or proprietary materials or information respecting the Company’s business affairs. Employee may have executed confidentiality agreements as a condition of employment. Nothing in this Agreement diminishes any of Employee’s obligations under any such

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confidentiality agreements, and Employee acknowledges that Employee has complied, and will continue to comply, with those agreements. Employee agrees that Employee will not disclose, use, or induce or assist in the use or disclosure of any Company confidential information, or anything related thereto, nor will Employee use such information for any business with which Employee is affiliated, or for any competitor of the Company, without the prior express written consent of the Company. Employee specifically acknowledges and agrees that compliance with this paragraph is a material term and inducement to the Company in agreeing to the consideration herein. Employee acknowledges and agrees that a violation of the foregoing would be treated as a material breach of this Agreement.
9.Return of Company Property. Within seven (7) days of your Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, laptop, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). A failure to return Company property will result in a delay of the Separation Payment until such property is returned.

10.Confidentiality. Employee agrees that the terms and conditions of this Agreement shall remain confidential as between the Parties and Employee shall not disclose them to any other person, other than Employee’s legal and financial advisors or members of Employee's family who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement (each, an “Authorized Representative”). Employee agrees that Employee shall be responsible for any breach of confidentiality by any Authorized Representative. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not disclose information regarding this Agreement to any current or former employee of Releasees. In the event of a material breach of this Agreement by Employee (including but not limited to Employee disclosing the terms of this Agreement to a third party other than to an Authorized Representative), Employee shall pay the Releasees liquidated damages in an amount equal to Forty Five Thousand Dollars ($45,000), plus Releasees’ reasonable attorneys’ fees, for such breach. The Parties hereby agree that in the event of such a breach, actual damages would be impractical or impossible to ascertain, such liquidated damages represent a reasonable estimate of the breach’s actual damages to the Company, and such amount represents liquidated damages and not a penalty.
Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from discussing or disclosing information about unlawful acts in the workplace, including but not limited to harassment, discrimination, retaliation, wage and hour violations, or any other conduct that Employee has reason to believe is unlawful, or from making any disclosures protected under applicable law.
11.While this Agreement resolves all issues between the Company and Employee, as well as any future effects of any acts or omissions, it does not constitute an admission by the Company of any violation of federal, state or local law, ordinance or regulation or of any violation of any Company policy or procedure, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
12.Employee agrees that Employee will not make any negative or disparaging comments about the Company, its brands, products, officers, directors, employees or agents, to any employee of the Company or to any third party. Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from providing truthful testimony or statements in response to legal process, from reporting possible violations of law to any governmental agency, from participating in an investigation or proceeding conducted by any governmental agency, or from making disclosures protected under applicable law. In addition, Employee agrees that for one year following the execution of this

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Agreement, Employee will not, directly or indirectly, solicit or encourage any then employee of the Company to resign his or her employment with the Company and to work for any competitor of the Company. Employee acknowledges and agrees that violation of the foregoing would be a material breach of this Agreement.
13.This instrument constitutes and contains the entire agreement and final understanding concerning Employee’s employment, separation from the same and the other subject matters addressed herein between the Parties. It is intended by the Parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matters addressed herein; provided, however, that any obligations owed by Employee to the Company relating to confidentiality, proprietary information, intellectual property, invention assignment, or return of Company property shall remain in full force and effect. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either Party. This is a fully integrated agreement.
14.This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
15.This Agreement may be executed in counterparts, and each counterpart, when executed, shall constitute one and the same instrument and have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Each Party agrees that this Agreement may be electronically signed, and that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
16.No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.
17.If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.
18.The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
19.In the event that a third-party inquires as to Employee’s past employment at the Company, the Company will respond to the third-party by only providing the dates of Employee’s employment and the last position held by the Employee with the Company. The Company further agrees to inform any such third party that this neutral reference is being provided pursuant to Company policy.

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I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences. I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

        EMPLOYEE

EXECUTED this 15-May-2026, at Dana Point, California.

/s/ Ron Menezes
Ron Menezes

    COMPANY

EXECUTED this 15-May-2026, at Irvine, California.

/s/ Paul Bokota
Paul Bokota